UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 22, 2012

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755

(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million, other than employees of OneBeacon.  Following the initial public offering of OneBeacon Insurance Group, Ltd. in November 2006, our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We made no changes to base salaries for our NEOs.  Each of our NEOs receives a salary of $500,000 other than G. Manning Rountree who receives a salary of $450,000.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2011 are as follows: Raymond Barrette, $450,000; David T. Foy, $600,000; Allan L. Waters, $212,500; and G. Manning Rountree, $450,000.

The OneBeacon Committee approved an annual bonus with respect to 2011 of $337,500 for T. Michael Miller.

For 2012, the target annual bonus for each NEO is as follows:  Mr. Barrette, $375,000; Mr. Foy, $375,000; Mr. Waters, $250,000; Mr. Rountree, $337,500; and Mr. Miller, $375,000.

Long-Term Incentive Award Payouts and Grants

2009-2011 Performance Cycle Award Payouts.  The Compensation Committee approved payouts at 155% of target on WTM performance shares for the 2009-2011 performance share cycle. Messrs. Foy and Rountree received cash payouts of $6,760,868 and $3,756,038, respectively.  Mr. Waters received a payout of 6,122 common shares.  Mr. Barrette is not a participant in any current performance share cycles.

Under the Sirius International Insurance Group, Ltd. (“Sirius”) 2009-2011 performance unit plan, Mr. Waters’ units were paid out at 106.5% of target and a unit value of $1,384, which resulted in a payout of $3,876,515.

The OneBeacon Committee approved a payout under the OneBeacon 2009-2011 performance share cycle at 138.6% of target, which resulted in a payout to Mr. Miller of $3,533,407.  In addition, the OneBeacon Committee approved a payout under the OneBeacon 2009-2011 performance unit plan at 47% of target, which resulted in a payout to Mr. Miller of $1,175,000.

OneBeacon Restricted Stock Units.  The OneBeacon Committee certified that Mr. Miller earned 8,533 restricted stock units, resulting in $211,797 being mandatorily deferred into the OneBeacon Stock Fund in OneBeacon’s Deferred Compensation Plan.

2012-2014 Performance Cycle Grants.  Long-term incentive compensation for White Mountains executives (other than Mr. Barrette and operating company executives) is comprised of WTM performance shares and WTM restricted shares.

The Compensation Committee made the following grants to the NEOs: Mr. Foy, 3,750 performance shares and 3,750 restricted shares; Mr. Waters, 1,485 performance shares and 1,485 restricted shares; and Mr. Rountree, 2,500 performance shares and 2,500 restricted shares. The number of performance shares awarded at the end of the cycle will range from 0% to 200% of the target number granted.  Performance is measured against target growth in intrinsic business value per share of 8% per year over the cycle as confirmed by the Compensation Committee. Growth in intrinsic business value per share is calculated by equally weighting growth in economic value per share and growth in adjusted book value per share.

Mr. Waters also was granted 2,638 Sirius performance units (with a target value of $3.5 million) for the 2012-2014 performance cycle.  Each Sirius unit has an initial value of $1,000 and compounds in value by Sirius’s after-tax, levered underwriting return on capital (“uroc”) over the cycle.  The number of Sirius units awarded at the end of the cycle will range from 0% to 200% of the target number granted based on a uroc target of 10% per year over the cycle.

For Mr. Miller, for the 2012-2014 performance cycle, the OneBeacon Committee approved a grant of 88,830 target OneBeacon performance shares and a grant of 22,500 OneBeacon performance units (the units have a target value of $2.25 million).  The number of OneBeacon performance shares and OneBeacon performance units awarded at the end of the cycle will range from 0% to 200% of the target number granted. The target performance goal for the performance share plan was set at 10% per year growth in OneBeacon’s book value per share, including dividends.  The target performance goal for the performance unit plan has been set at a 93.7% average adjusted economic combined ratio for the cycle.  The average adjusted economic combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio, including but not limited to management or other fees and gains/losses from the sale of any business or entity. Each OneBeacon performance unit has a fixed value of $100.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: February 24, 2012	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and
Chief Accounting Officer